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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 Sciacovelli     Nico                         Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)             The Cronos Group (Nasdaq: CRNS)      (Month/Day/Year)
     (Last)     (First)     (Middle)          2/4/00                     ----------------------------------
 Via T.Galimberti 7/1, SC Destra           ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
 1-16128 Genoa     Italy                      Person, if an entity             Director          10% Owner      applicable line)
--------------------------------------        (voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)                                       XX  Officer           Other       -----  One Reporting
                                           ----------------------------  ----- (give      -----  (specify           Person
                                                                               title below)      below)      -----  Form filed by
                                                                           Senior Vice President                    More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 1473 (7-97)
           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
           TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Stock Option(1)                    (2)     2/4/10      Common Stock,     80,000       $5.25         D
                                                       par value $2.00
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Explanation of Responses:
(1) Options granted under The Cronos Group's 1999 Stock Option Plan.
(2) Conditional on the Reporting Person's continued employment, options will generally vest and be exercisable as follows: 25% on 2/4/01, 50% on
    2/4/02, 75% on 2/4/03 and 100% on 2/4/04.
                                                                                 /s/ NICO SCIACOVELLI                March 10, 2000
** Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------    ----------------
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not to respond unless the form displays a currently valid OMB Number.
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                                                                                                                     SEC 1473 (7-97)
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